Exhibit (d)(7)

SECOND AMENDMENT TO MUTUAL CONFIDENTIALITY AGREEMENT

Eli Lilly and Company and Morphic Therapeutic, Inc. entered into a Mutual Confidentiality Agreement effective December 30, 2020 and amended on December 16, 2021 (collectively the “Agreement”). This amendment (“Amendment”) forms part of and is hereby incorporated by reference into the Agreement.

By this Amendment, the parties agree that the first sentence of section 10 shall be deleted and restated as follows:

“This Agreement shall be effective as of the Effective Date and shall continue in effect for three (3) years, provided, however, that the confidentiality and non-use obligations imposed by this Agreement shall apply to Confidential Information for five (5) years after the term expires or the Agreement is terminated.”

Capitalized terms used herein will have the same meaning as defined in the Agreement. All other terms, obligations and conditions of the Agreement shall remain in full force and effect.

This Amendment, which shall be effective on the last date signed below, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Scanned, electronic and facsimile signatures will be as binding as original signatures.

AGREED:

Eli Lilly and Company	Morphic Therapeutic, Inc.

/s/ Tricia Hayes	/s/ William DeVaul
Authorized Signature	Authorized Signature

Tricia Hayes	William DeVaul
Printed Name	Printed Name

Contracts Administrator, Lilly Legal	William DeVaul
Title	Title

13-Dec-2022	13-Dec-2022
Date	Date